Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into and effective the first day of July, 2015 (the “Effective Date”) by and between Aegis Identity Software, Inc. (the “Company”) and Newport Capital Bancorp LLC and its affiliates, advisors, consultants and others that are engaged by Newport Capital Bancorp LLC (the “Consultant”), and collectively herein referenced as the “Parties”.  This agreement shall replace and terminate the Buy-Side Advisory Agreement dated May 15, 2015 between the Parties.

WHEREAS, Consultant is in the business of providing business consulting and capital market advisory services for business planning and development, capital market strategy development and execution private to public transitions, packaging companies for debt and equity offerings, and planning and executing fund raising activities; and

WHEREAS, the Company deems it to be in its best interest to retain the Consultant to render to the Company such services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to the Company.

WHEREAS, this agreement shall supersede all other agreements and understandings by the Consultants investment vehicle, National Community Development Fund (“NCDF”) both original and Amendments.

WHEREAS, Consultant has introduced M1 Advisors as one of its affiliates under this agreement for sub-contracting directly with the Company for support of the Consulting Services hereafter.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.           Consulting Services.  The Company hereby retains the Consultant as an independent services provider to the Company and Consultant hereby accepts and agrees to such retention.  The services of Consultant shall not be exclusive nor shall the Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects.  Consultant agrees to serve as “‘Consultant and Advisor to the Company and to provide and/or perform some or all of the following, hereinafter collectively referred to as the “Services”:

A.)           Assist the Company in identifying qualified legal, accounting, investment banking, investor relations and other required service providers to support the Company’s contemplated transition into a public company and for its subsequent offerings and investor awareness campaigns.

B.)           Assist the Company in identifying potential employees, advisory board members, board of director members, consultants, advisors, market professionals and others that can add value to the Company’s strategy and or business.

C.)           Assist the Company in preparing itself for investment from accredited investors and funds that will invest in the Company and support its transition into being a public reporting/trading company.  In general, the Consultant will work with the Company’s outside legal, accounting, investment banking and other advisors to help the Company complete all necessary tasks required for going public including assisting in the preparation of investor presentations, assembling due diligence materials required for attracting investors or investment bankers to finance the Company’s contemplated reverse merger or initial public offering.  In addition, on an on-going basis, the Consultant will assist the Company in meeting public reporting requirements, preparing offering materials for debt and equity offerings, retaining service providers and developing and implementing investor awareness campaigns.

The Company acknowledges and agrees that the Consultant is not a registered broker dealer under applicable federal and state security laws and, as a result, will not interact directly with any potential investors in any security offerings that the Company may under take.

2.           Best Efforts.  Consultant shall devote such time and effort as it deems (in its sole discretion) commercially reasonable and adequate under the circumstances to the affairs of the Company to render the Services contemplated by this Agreement.  Consultant is not responsible for the performance of any Services which may be rendered hereunder unless the Company provides the necessary information in writing prior thereto, nor shall the Consultant include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of a Certified Public Accountant, registered broker dealer or attorney, as appropriate.  Consultant cannot guarantee results on behalf of the Company, but shall pursue all reasonable avenues available to it to secure the best possible results.  The acceptance and consummation of any transaction is subject to acceptance of the terms and conditions by the Company in its sole discretion.  It is understood that a portion of the compensation paid hereunder is being paid by the Company to have the Consultant remain available to advise it on opportunities and transactions on an as-needed basis.

3.           Independent Contractor.  Consultant agrees to perform its consulting duties hereto as an independent contractor, as that term is commonly defined in a business context.  Nothing contained herein shall be construed as creating an employer-employee or agency relationship between the parties to this Agreement.  Consultant has no authority to bind the Company by contract or otherwise.  The Company shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant.  Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.  Consultant will use its best efforts and does not promise results.

4.           Time, Place and Manner of Performance.  The Consultant shall be available for advice and counsel to the officers and directors of the Company at such reasonable and convenient times and places as may be mutually agreed upon.  Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by Consultant to any specific service, shall be determined at the sole discretion of Consultant.

5.           Term of Agreement.  It is understood that upon execution, this Agreement shall commence on the Effective Date and continue in full force and effect for twelve (12) months.  Thereafter, the term shall be automatically extended for a period of one (1) year, unless otherwise terminated by either party.  Notwithstanding the foregoing, this Agreement may be terminated by either party with or without cause at any time, upon the delivery of a 90-day written notice; provided, however, the termination or expiration of this Agreement shall not in any way limit, modify, or otherwise affect the rights of the Consultant to:  (i) receive compensation due and reimbursement of expenses incurred by Consultant up to the date of termination or expiration of this Agreement, (ii) receive its entire or part of any equity, fees and or other compensation payments due pursuant to the terms of this Agreement in connection with providing its Services, and (iii) be protected by the indemnification rights, waivers and other provisions of this Agreement.

6.           Termination.  This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Company or Consultant.  The Company or Consultant shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any material law, ordinance, permit or regulation of any governmental entity.

7.           Expenses.

A.)           General Expenses.  It is expressly agreed and understood that each party shall be responsible for its own regular out-of-pocket business operation expenses which includes without limitation, long distance communication, copying, printing and mailing of materials between the parties hereto; provided, however, that such expenses shall not include expenses incurred by the Consultant in connection with the reproduction, printing or special delivery of applications, documentation, business plans, presentations, studies, or other related documents required by third parties; provided further that such expenses shall not exceed Five Hundred Dollars ($500.00), without the Company’s prior written consent.

B.)           Travel Expenses.  Any travel expenses incurred by the Consultant for rendering of its Services herein shall be accrued and reimbursed by the Company on a monthly basis.  This shall only apply to travel that is requested by or approved in advance by the Company in writing.

8.           Compensation.  In consideration for the Services contemplated herein, the Company agrees that the Consultant shall be entitled to the following compensation:

Equity Compensation.  For providing its services hereunder, the Company shall grant the Consultant a cashless exercise warrant to purchase Six Hundred forty seven Thousand, Five Hundred Thirty Two (647,532) shares of the Company’s Common Stock at Two Dollars ($2.00) per share.  The warrant shall be granted to the Consultant upon the signing of this agreement, have a term of 10 years, exercisable on a cashless basis, and shall vest immediately.  It is understood that the Company has also entered into a similar arrangement for Consulting Services with MI Advisors for sub-contracting consulting support pursuant to this Agreement.  M1 Advisors shall be managed by the Consultant at all times and should M1 Advisors fail to perform under their milestone delivery, as noted in performance under Equity Compensation Section B, subsection 1, 2 &3, those warrants shall revert back to this Agreement and original ownership of Consultant, fully vested.

(The Company acknowledges that the Consultant is not a registered broker dealer under applicable Federal or state securities laws, is not responsible for selling any securities for or on behalf of the Company and will not be compensated by the Company on the basis of the amount of funds raised by the Company.  The Company further acknowledges that the Consultant will participate directly in any negotiations ONLY as a Director of the Board and with their direction and consent, otherwise as a Consultant will NOT participate with potential investors in the Company’s securities.  The acceptance and consummation by the Company of any financing transaction will be subject to the acceptance by the Company, in its sole discretion, of the terms and conditions of any financing negotiated by the Company and an investor.)

9.           Legal Compliance.  Consultant hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with all applicable laws, rules and regulations.

10.           Confidentiality.  Consultant acknowledges that by the very nature of its relationship with the Company that it will, from time to time, have knowledge of or access to material information, as well as certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates (collectively, the “Confidential Information”).  The Company’s “Confidential Information” shall include but not limited to:  (a) strategies, business, business models, financing strategies, investors, trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, business strategies, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other independent contractors, officer, directors, board of advisors or employees.

Notwithstanding the other provisions of this Agreement, nothing received by the Consultant will be considered to be the Company’s Confidential Information if:  (a) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (b) it has been rightfully received by the Consultant from a third party without confidential limitations; or (c) it has been independently developed for the Consultant, its personnel, its representatives or agents having no access to the Company’s Confidential Information.

Consultant further hereby agrees and covenants that:

A.)           The Consultant shall not disclose or disseminate Confidential information to third parties unless authorized in writing by the Company to do so and as may be necessary in the performance of its Services under this Agreement.

B.)           The Consultant during the term of this Agreement and for a two year period thereafter shall take all steps reasonably necessary to hold the Company’s Confidential Information in trust and confidence and will not use the Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

C.)           The Consultant shall also be privy to Confidential Information that the Company has received and will in the future receive from third parties (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  The Consultant agrees to hold all Third Party Information in confidence and not to disclose to anyone (other than the Consultant’s personnel who need to know such information in connection with their work for the Company) or to use, except in connection with the Consultant’s work for the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

11.           Work Product.  It is agreed that all information and materials produced for the Company by the Consultant shall be the property of Company, free and clear of all claims thereto by the Consultant, and the Consultant shall retain no claim of authorship or other rights therein unless specifically granted in writing by the Company.

12.           Conflict of Interest.  The Consultant shall be free to perform services for other persons.  The Consultant will notify the Company in writing if its performance of services for any other person, entity or company could conflict with its obligations under this Agreement.  Upon receiving such notice, the Company may terminate this Agreement or consent to Consultant’s outside consulting activities.

13.           Indemnification.

A.)           The Company shall protect, defend, indemnify and hold the Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Company herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any acts of omissions or the Company or any of the decisions made by Company, and (c) a proven violation of state or federal securities laws committed by the Company.

B.)           The Consultant shall protect, defend, indemnify and hold the Company and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Consultant herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any acts or omissions of the Consultant or any of the decisions made by Consultant, and (c) a proven violation of state or federal securities laws committed by Consultant.

14.           Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party.

15.           Assignment, This Agreement and (i) the rights and obligations of Consultant hereunder, and (ii) the rights and obligations of the Company hereunder, shall not be assignable without the written consent of the other party.

16.           Applicable Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.  If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of Colorado shall be the sole jurisdiction and venue for the bringing of such action.

17.           Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

18.           Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

19.           Waiver and Modification.  Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.  Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

20.           Counterparts and Facsimile Signature.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth below.

Aegis Identity Software, Inc			Newport Capital Bancorp LLC

By:	/s/ Ralph Armijo		By:	/s/ John Vasquez
	Name:	Ralph Armijo		Name:	John Vasquez
	Title:	Chief Executive Officer		Title:	Chairman/Founder
	Date:	July 1, 2015		Date:	July 1, 2015